Exhibit 99.2

EXECUTIVE COMPENSATION

As used in this section, the terms “we,” “us,” “our” and the “Company” refer to CarLotz and the Company, as applicable.

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. In 2020, our “named executive officers” and their positions were as follows:

•	Michael W. Bor, Chief Executive Officer;

•	John W. Foley II, Chief Operating Officer; and

•	Rebecca C. Polak, Chief Commercial Officer and General Counsel.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we may adopt in the future may differ materially from any currently planned programs summarized in this discussion.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2020 and 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael W. Bor	2020	345,457	-	-	-	-	-	27,957	382,989
Chief Executive Officer	2019	334,793	-	-	-	-	-	24,975	359,768

John W. Foley II	2020	206,731		-	-	18,750	-	20,478	245,959
Chief Operating Officer	2019	168,269		-	10,490	25,500	-	17,106	221,365

Rebecca C. Polak	2020	55,385	120,000	-	-	-	-	-	175,385
Chief Commercial Officer and General Counsel	2019	-	-	-	-	-	-	-	-

(1) Amounts represent the named executive officer’s base salary during the fiscal year covered.

(2) Ms. Polak started her employment with us in October 2020. Shortly after, Ms. Polak received a signing bonus of $120,000.

(3) Amounts reflect the full grant-date fair value of stock options granted during 2019 and 2020 computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. For the value of the stock option awards made to named executive officers in 2020, we assumed an expected volatility of 60%; an expected dividend yield of 0; an expected term of 5 years; and a risk-free interest rate between 0.26% and 0.37%. We provide information regarding the assumptions used to calculate the value of the stock option awards made to named executive officers in 2019 in Note 18 to the audited consolidated financial statements of CarLotz beginning on page F-2 of the Prospectus.

(4) In 2019 and 2020, Mr. Foley received annual cash incentive payments of $25,500 and $18,750, respectively, based on the achievement of certain performance goals relating to sales operations, dealer inventory, organizational development and personal development.

(5) The amounts in this column also include matching contributions to the CarLotz 401(k) plan in 2020 for Messrs. Bor and Foley in the amounts of $3,316 and $2,255, respectively.

The amounts also include Company-paid life insurance premiums equal to $4,536 on behalf of Mr. Bor in 2020.

In addition, the amounts include the cost of demonstration vehicles provided in 2020 to Messrs. Bor and Foley in the amounts of $20,105 and $18,223, respectively. Such costs consist of vehicle cost, maintenance and insurance.

NARRATIVE TO SUMMARY COMPENSATION TABLE

Base Salaries

The named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The Company reviews salaries at least annually, taking into account, among other factors, Company and individual performance.

Bonuses

In 2020, Ms. Polak received a signing bonus of $120,000 in connection with the commencement of her employment in October 2020. In 2019, Mr. Foley received an annual cash incentive payment of $25,500 based on the achievement of certain performance goals relating to sales operations, dealer inventory, organizational development and personal development. In 2020, Mr. Foley received an annual cash incentive payment of $18,750 based on the achievement of the previously described performance goals. No bonus or annual cash incentive was paid with respect to 2019 or 2020 for Mr. Bor.

Equity Compensation

We maintain the CarLotz, Inc. 2011 Stock Incentive Plan, referred to as the 2011 Plan, and the CarLotz, Inc. 2017 Stock Option Plan, referred to as the 2017 Plan, which provide our employees (including the named executive officers), directors and consultants the opportunity to participate in the equity appreciation of our business through the receipt of stock options. We believe stock options function as a compelling retention tool.

The stock options outstanding under the 2011 Plan were originally scheduled to vest in equal annual installments over four years, subject to the option holder’s continuous employment with us through each of the applicable vesting dates. The stock options granted under the 2017 Plan were originally scheduled to vest only upon the achievement of certain internal rate of return or cash on cash return targets following a Change of Control (as defined in the 2017 Plan), subject to the option holder’s continuous employment through the date of such Change of Control. The consummation of the Merger did not constitute a Change of Control under the 2017 Plan, but the Board approved the acceleration of the vesting of all stock option awards, other than awards granted in August 2020, upon the consummation of the Merger. Each option issued under the 2011 Plan or the 2017 Plan that was outstanding immediately prior to the Effective Time, whether vested or unvested, was generally cancelled and automatically converted into: (i) the right to receive an amount in cash; (ii) a number of CarLotz options; and (iii) a number of Earnout Acquiror RSUs that will vest when certain earnout requirements set forth in the Merger Agreement are met, in each case as determined under the Merger Agreement.

The Board has adopted, and stockholders have approved, the CarLotz, Inc. 2020 Incentive Plan (the “2020 Plan”) to provide for equity award grants upon and following the consummation of the Merger. No further awards will be made under the 2017 Plan or the 2011 Plan.

The employment agreements with the named executive officers provided for equity awards under the 2020 Plan to be made in connection with the Closing Date.

The equity awards generally are subject to time-based vesting in equal annual installments over a four-year period. Ms. Polak’s earnout restricted stock units will vest on the same terms and conditions as apply to Earnout Acquiror RSUs and her continued employment through the applicable vesting date. All stock of options have an exercise price equal to the closing price per share of the Class A common stock of Acamar Partners on the day immediately prior to the date of the consummation of the Merger ($11.35) and will expire on the tenth anniversary of the grant date.

The following table summarizes the awards granted to the executives based on the above provisions:

Name	Options	RSUs	Earnout RSUs
Michael W. Bor	128,218	88,106	-
John W. Foley	64,109	44,053	-
Rebecca C. Polak	303,700	127,175	86,175

Other Elements of Compensation

Retirement Plans

We currently maintain the CarLotz, Inc. 401(k) Plan, referred to as the 401(k) Plan, a tax-qualified defined contribution retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code of 1986, as amended, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. We believe that providing a vehicle for tax-deferred retirement savings through the 401(k) Plan adds to the overall desirability of our executive compensation package and further incentivizes our employees. Starting in 2021, we make matching contributions of up to 3% of each eligible employee’s gross wages. Prior to 2021, we made matching contributions of up to 1% of each eligible employee’s gross wages. The matching contributions vest based on years of service with the Company, with 25% of such contributions vesting for each year of service.

Employee Benefits

Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	health savings accounts;

•	short-term disability insurance;

•	life insurance; and

•	employee assistance program.

We believe the benefit plans described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes with respect to any of the compensation or perquisites paid or provided by the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of CarLotz common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.

			Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Michael W. Bor	11/1/2015	(1)	25,000	-	-	6.82	8/31/2022
	4/23/2018	(2)	-	-	60,188	9.82	4/23/2028
	2/4/2020	(2)	-	-	50,000	9.82	2/4/2030
John W. Foley II	2/1/2015	(1)	5,000	-	-	6.82	8/31/2022
	6/1/2016	(1)	2,500	-	-	6.82	8/31/2022
	1/1/2017	(1)	10,000	-	-	6.82	8/31/2022
	5/14/2018	(2)	-	-	60,188	9.82	5/14/2028
	11/1/2019	(2)	-	-	40,000	9.82	11/1/2029
Rebecca C. Polak	-		-	-	-	-	-

(1) The stock options outstanding under the 2011 Plan were originally scheduled to vest in equal annual installments over four years, subject to the option holder’s continuous employment with us through each of the applicable vesting dates. The consummation of the Merger did not constitute a Change of Control under the 2011 Plan, but the Board approved the acceleration of the vesting of all stock option awards, other than certain awards granted in August 2020, upon the consummation of the Merger. Such awards were treated as described above in connection with the Merger.

(2) The stock options granted under the 2017 Plan were originally scheduled to vest only upon the achievement of certain internal rate of return or cash on cash return targets following a Change of Control (as defined in the 2017 Plan), subject to the option holder’s continuous employment through the date of such Change of Control. The consummation of the Merger did not constitute a Change of Control under the 2017 Plan, but the Board approved the acceleration of the vesting of all stock option awards, other than certain awards granted in August 2020, upon the consummation of the Merger. Such awards were treated as described above in connection with the Merger.

Executive Compensation Arrangements

Original Michael W. Bor Employment Agreement

We entered into an employment agreement with Mr. Bor on September 18, 2017 (the “Original Bor Employment Agreement”), providing for his position as Chief Executive Officer. The Original Bor Employment Agreement has been superseded by the new employment agreement we entered into with Mr. Bor in connection with the Merger, as described below. The Original Bor Employment Agreement provided for an initial term through September 18, 2020, subject to automatic renewal for successive one-year periods thereafter unless either we or Mr. Bor provided three months’ notice of non-renewal. The Original Bor Employment Agreement provided for an initial annual base salary of $250,000 (which was subsequently increased and equaled $360,000 as of July 20, 2020). The Original Bor Employment Agreement provided that Mr. Bor may be eligible to receive additional bonus compensation at or around the end of the calendar year pursuant to a bonus plan to be established by the Board and based on the achievement of specific Company and personal performance thresholds to be determined by the Board, provided that he was employed by us on the last day of the calendar year and was not terminated for Due Cause (as defined in the Original Bor Employment Agreement) prior to the payment of any such bonus. No such bonus plan was established by the Board for Mr. Bor in 2019 or 2020.

Pursuant to the Original Bor Employment Agreement, upon a termination of employment by us for any reason other than Due Cause (and not due to death or disability), by Mr. Bor for Good Reason or due to a non-renewal of the term by us, Mr. Bor would receive, within 60 days following termination, a cash lump sum payment equal to his annual base salary at the time of termination, conditioned upon Mr. Bor agreeing to a general release of claims in favor of us. For purposes of the Original Bor Employment Agreement, Good Reason generally meant (i) a material breach by us of the terms of the Original Bor Employment Agreement relating to Mr. Bor’s salary and benefits, which breach was not cured within 10 days after Mr. Bor provided written notice to our directors describing such breach, (ii) a significant reduction of Mr. Bor’s responsibilities, (iii) a relocation of Mr. Bor’s place of employment and office more than 50 miles or (iv) a significant health problem that materially interfered with Mr. Bor’s ability to perform his responsibilities under the Original Bor Employment Agreement, subject to our ability to correct any event that gave rise to Mr. Bor’s ability to resign for Good Reason (other than the event described in (iv)) within 45 days of receiving notice from Mr. Bor of the existence of such event.

New Employment Agreements

Each of our named executive officers entered into an employment agreement (the “New Employment Agreements”) with us in connection with the Merger. The new employment agreements are dated December 11, 2020 for Messrs. Bor and Foley and December 14, 2020 for Ms. Polak, and became effective as of the Closing. Each employment agreement sets out the general terms and conditions of employment, including annual base salary and eligibility to participate in our employee benefit and health and welfare plans.

The New Employment Agreements for the named executive officers provide for the following economic terms:

Name	Annual Base Salary ($)	Target Bonus (%)
Michael W. Bor	600,000	100
John W. Foley	400,000	75
Rebecca C. Polak	400,000	75

Pursuant to the New Employment Agreements with the executives, upon a termination of employment by us for any reason other than for Cause (and not due to death or disability) or by the executive for Good Reason, if not in a Change in Control Period (as each such term is defined in the relevant New Employment Agreement), the executive will receive (i) an amount in cash equal to 12 months of such executive’s then-existing base salary, payable in regular installments over the 12-month period following termination of employment, and (ii) up to 12 months of continued health benefits at active employee rates and levels (or, at our discretion, reimbursement for continued coverage under our group health plan) and, in the case of Mr. Bor, both (i) a pro-rated portion of the bonus he would have earned had he remained employed through the end of the year of such termination and (ii) accelerated vesting and, if applicable, exercisability of the number of shares of common stock subject to his then outstanding equity awards that would otherwise have become vested during the 12-month period following the date of termination, with performance-based awards vesting based on actual performance.

Upon a termination of employment by us for any reason other than for Cause (and not due to death or disability) or by the executive for Good Reason, in each case in a Change in Control Period, the executive will receive (i) an amount in cash equal to 12 months of such executive’s then-existing base salary, payable in regular installments over the 12-month period following termination of employment, (ii) up to 12 months of continued health benefits at active employee rates and levels (or, at our discretion, reimbursement for continued coverage under our group health plan), (iii) a pro-rated portion of the bonus he or she would have earned had they remained employed through the end of the year and (iv) a full acceleration of equity awards, with performance-based awards vesting based on actual performance. In addition, Mr. Bor will receive cash in an amount equal to his full target bonus, payable in resular installments over the 12-month period following termination of employment.

Each of our named executive officers has entered into a restrictive covenant agreement with us. Messrs. Bor and Foley’s non-compete and non-solicit covenants apply for two years immediately following their respective dates of termination of employment in the event of a termination due to a Fault Event (as defined in the New Employment Agreement) or, in the event of a termination or expiration for any other reason, for a period of one year immediately following their respective dates of termination. Ms. Polak’s non-compete and non-solicit covenants apply for one year following the termination of her employment.

Incentive Arrangements

We currently maintain the 2011 Plan, the 2017 Plan and individualized agreements, and we have adopted the 2020 Plan in connection with the Merger, as described above.

Director Compensation

None of our non-employee directors has yet received any compensation for their service as a director. We have established a non-employee director compensation policy in connection with the Merger (the “Director Compensation Policy”). Pursuant to the Director Compensation Policy, each non-employee director who is not an affiliate of TRP or the Sponsor will receive an annual retainer of $40,000. In addition, the audit committee chair will receive an additional retainer of $15,000 and other audit committee members will receive an additional retainer of $7,500. The compensation committee chair will receive an additional retainer of $12,000 and other compensation committee members will receive an additional retainer of $6,000. The nominating and corporate governance committee chair will receive an additional retainer of $8,000 and other nominating and corporate governance committee members will receive an additional retainer of $4,000. Each non-employee director who is not an affiliate of TRP or the Sponsor will be granted an annual award of restricted stock units with a grant date value equal to $135,000 and will receive a prorated portion of such award in connection with the Merger.